Exhibit 99.5

3790 98th Street NW Edmonton AB T6E 6B4 Canada TEL 780 463 8872 FAX 780 462 6784 TOLL FREE 800 314 2695 civeo.com

Civeo Employee All Hands Call Talking Points

Announcement Overview and Background

●	Good Morning, thank you all for joining me on the call today.

●	Earlier today, Civeo announced that we have entered into an agreement to acquire Noralta Lodge, a premier Canadian accommodations provider.

●	The addition of Noralta is exciting for many reasons. We expect this move will further solidify our position as the partner of choice for workforce accommodations in the Canadian Oil Sands.

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For those of you who are familiar with our Canadian operations, you will likely know that Noralta has a strong track record as a premier accommodations provider to some of the leading energy providers in Western Canada.

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In fact, Noralta is the largest independent Lodge provider in the region, with 11 lodges and more than 7,000 rooms, many of which are premium private rooms, which we will look forward to adding to our existing portfolio.

o	With this enhanced presence and room offering, we will have additional flexibility and scale in the region and will be better positioned to succeed in any macro-economic environment.

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With our multiple locations will also be able to meet the ongoing room needs of our customers as they pursue debottlenecking, maintenance and optimization projects on existing oil sands facilities. Together, we will provide customers with surety of supply, more location options and innovative home-to-home workforce accommodation solutions.

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We also feel this combination will be an opportunity to share knowledge across the organization. For example, we look forward to sharing our approach to catering, like our EDI system, as well as give Noralta access to our wastewater disposal and treatment assets and commercial laundry facilities, which we expect will provide operational efficiencies.

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This combination also presents an opportunity to grow and build our relationships with First Nations, whom we’ll continue to support while maintaining open dialogue and the highest standards of ethical business practices.

o	In all, we expect that we will be even better positioned as a combined company to serve as a one-stop solution for our customers’ workforce accommodations needs.

●	We also expect this addition will enhance our ability to pursue our global growth strategy.

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Importantly, the combined company will have greater occupancy visibility thanks to Noralta contracts in place with two investment grade oil sands producers, which we expect will significantly enhance our financial position.

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This financial position will, among other benefits, improve our ability to execute on our global commitment to pursuing disciplined growth opportunities, including investing in customer-facing technologies to enhance the quality and scope of our service offerings.

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This financial and operational flexibility was a key consideration of ours as we pursued this transaction and will help facilitate opportunistic investments in our core markets of Canada, Australia and the U.S.

o	This transaction is still subject to customary shareholder and regulatory approvals and will not be completed until next year.

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I hope you share my excitement about what this means not only for our team in Canada, but for all of you listening in from around the globe. We are bringing together two leading companies for workforce accommodations and will be looking to share best practices and knowledge from both of us as we build a better Civeo.

What This Means for You

●	So, what does this mean for each of you?

●	First, we believe this is an exciting opportunity that provides you with the chance to be part of, and contribute to, a much stronger company as we execute our growth goals.

●	I wanted to take a moment to highlight Noralta’s reputation for operational excellence and similar commitment to guest services and the safety, health and wellbeing of its workforce.

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This was important to us as we continue to pursue operational efficiencies with a disciplined approach to capital spending, while remaining committed to continuing to foster the great culture we have built here at Civeo.

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For those members of our Canadian team, I want to reassure you that the transaction will have no immediate impact on our business and, until closing we will continue to operate our business as usual and your responsibilities and reporting assignments remain the same.

●	For our teams outside our Canadian operations, we anticipate no impact to your responsibilities as a result of this transaction.

●	There will also be no changes to compensation or benefits because of this announcement.

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We expect this transaction to close in the second quarter of 2018 and it remains subject to customary approvals, including, among others, a Civeo shareholder vote to approve the issuance of the shares in the transaction and the receipt of Canadian competition and other regulatory approvals, so there is nothing changing today or until closing.

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Rest assured, integration plans will take shape over the coming months as we work towards closing. Throughout this process you will continue to be led by the current Civeo management team, which is committed to open and transparent communication throughout this process and will provide updates as they are prepared to share.

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Please remember that until we close we continue to operate as separate companies. With that being the case, I ask that you do not discuss any business-related items with your Noralta counterparts unless you are specifically tasked with assisting in our integration plans.

●	In addition, please follow our Media and Social Media Policies and refer all inquiries to the appropriate personnel.

●	For now, it’s critical that you remain focused on your normal day-to-day responsibilities and on delivering superior guest services, with a continued focus on safety.

Moving Forward

●	As we look ahead, I hope you share my excitement for what this means for the business, and our employees and the path forward.

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While we may not be able to answer every question you have today about the transaction and integration plans, please know that the management team is committed to open and transparent communication throughout this process and will provide updates as they are available.

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You can find out more details about this transaction on our company website and employee intranet, including answers to many of the questions that we suspect you might have. An audio recording of this discussion will also be made available on the intranet for your reference.

o	Should you have any additional questions, please direct them to [•]@Civeo.com and the team will respond in a timely fashion.

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Finally, should you receive any inquiries from other Civeo employees, customers, suppliers or other third parties, please refer them to their respective managers or Civeo representative. These individuals will be equipped to answer their questions or can obtain the answer for them.

●	Thank you again for joining this morning and have a great day.

Additional Information and Where to Find It

This communication does not constitute an offer to buy, or solicitation of an offer to sell, any securities of Civeo. This communication relates to a proposed transaction between Civeo and Noralta that will become the subject of a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) that will provide full details of the proposed transaction and the attendant benefits and risk. This communication is not a substitute for the proxy statement or any other document that Civeo may file with the SEC or send to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CIVEO, NORALTA AND THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the proxy statement and other relevant documents (when they become available) may be obtained free of charge by accessing Civeo’s website at www.civeo.com by clicking on the “Investors” link, or upon written request to Civeo, 333 Clay Street, Suite 4980, Houston, Texas 77002, Attention: Investor Relations. Shareholders may also read and copy any reports, statements and other information filed by Civeo with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Civeo and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders in respect of the transaction under the rules of the SEC. Information regarding Civeo’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017, and in its definitive proxy statement filed with the SEC on April 10, 2017 in connection with its 2017 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in Civeo’s proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement and other relevant documents carefully when they become available before making any voting or investment decisions.